Exhibit (a)(5)(i)

News Release

For Immediate Release

Contact Information:

Clients:

Franklin Templeton

FTAltsInquiries@franklintempleton.com

Media:

Franklin Templeton

Lisa Tibbitts

+1 (904) 942-4451

Lisa.Tibbitts@franklintempleton.com

Clarion Partners Real Estate Income Fund Inc.

Announces Results of Tender Offer

New York, NY – October 17, 2024 – Clarion Partners Real Estate Income Fund Inc. (the “Fund”) Class S Shares (CPRSX), Class T Shares (CPRTX), Class D Shares (CPRDX) and Class I Shares (CPREX) announced today the results of its issuer tender offer for up to 5.0% of the Fund’s aggregate net asset value (“NAV”), or $39.3 million (calculated as of the NAV as of September 4, 2024), at a price per share equal to the NAV per share of each class of common stock (a “Share”) as of the close of the trading session on the New York Stock Exchange on October 15, 2024, the date on which the tender offer expired (the “Expiration Date”). The tendered Shares represent 2.4% of the Fund’s NAV calculated as of September 4, 2024.

Information relating to the results of the issuer tender offer for Q3 2024 is set forth below.

Class of Shares Tendered	Ticker	Shares Tendered for Repurchase and not Withdrawn	Purchase Price as of Expiration Date	Pro Ration (if any)
Class S	CPRSX	24,778.791	$11.70	N/A
Class T	CPRTX	140,240.069	$11.69	N/A
Class D	CPRDX	84,342.954	$11.70	N/A
Class I	CPREX	1,333,952.804	$11.71	N/A

The Fund has transmitted payment to purchase the duly tendered and accepted Shares on October 17, 2024. Shares that were tendered but not accepted for payment, if applicable, and Shares that were not tendered will remain outstanding.

Any questions about the tender offer should be directed to SS&C Global Investor & Distribution Solutions, Inc. (formerly SS&C Technologies, Inc.), the Information Agent for the tender offer, toll free at (844) 534-4627.

The Fund is a non-diversified, closed-end management investment company that continuously offers its common stock. The Fund is managed by Franklin Templeton Fund Adviser, LLC (formerly known as Legg Mason Partners Fund Advisor, LLC), an indirect, wholly owned subsidiary of Franklin

News Release

Resources, Inc. (“Franklin Resources”) and is sub-advised by Clarion Partners, LLC, an indirect, majority-owned subsidiary of Franklin Resources and by Western Asset Management Company, LLC, an indirect wholly-owned subsidiary of Franklin Resources.

Data and commentary provided in this press release are for informational purposes only. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. For more information on the Fund, go to www.cprex.com.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).

About Clarion Partners

Clarion Partners, an SEC-registered investment adviser with FCA-authorized and FINRA member affiliates, has been a leading U.S. real estate investment manager for more than 40 years. Headquartered in New York, the firm maintains strategically located offices across the United States and Europe. With approximately $74.2 billion in total assets under management as of June 30, 2024, Clarion Partners offers a broad range of real estate strategies across the risk/return spectrum to its more than 500 domestic and international institutional investors. More information about the firm is available at www.clarionpartners.com.

About Western Asset

Western Asset is one of the world’s leading fixed-income managers with 50 years of experience and $360.3 billion in assets under management (AUM) as of September 30, 2024. With a focus on long-term fundamental value investing that employs a top-down and bottom-up approach, the firm has nine offices around the globe and deep experience across the range of fixed income sectors. Founded in 1971, Western Asset has been recognized for delivering superior levels of client service alongside its approach emphasizing team management and intensive proprietary research, supported by robust risk management. To learn more about Western Asset, please visit www.westernasset.com. Western Asset is an independent specialist investment manager of Franklin Templeton.

Western Asset is an independent specialist investment manager of Franklin Templeton.

News Release

About Franklin Templeton

Franklin Resources, Inc. is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 150 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company offers specialization on a global scale, bringing extensive capabilities in fixed income, equity, alternatives and multi-asset solutions. With more than 1,500 investment professionals, and offices in major financial markets around the world, the California-based company has over 75 years of investment experience and over $1.6 trillion in assets under management as of September 30, 2024. For more information, please visit franklintempleton.com and follow us on LinkedIn, X and Facebook.

Category: Fund Announcement

Source: Franklin Resources, Inc.

Source: Legg Mason Closed End Funds

Media Contact: Lisa Tibbitts

+1 (904) 942-4451

Lisa.Tibbitts@franklintempleton.com